Exhibit 24(b)(8.153)

JOINDER TO PARTICIPATION AGREEMENT

AMONG

MFS VARIABLE INSURANCE TRUST,

MASSACHUSETTS FINANCIAL SERVICES COMPANY,

AND

Voya retirement insurance and annuity company

            THIS JOINDER TO PARTICIPATION AGREEMENT (“Joinder”) is entered into by MFS Variable Insurance Trust (“Trust I”), Massachusetts Financial Services Company, (“MFS”), Voya Retirement Insurance and Annuity Company ("Voya Retirement"), and Voya Insurance and Annuity Company ("Voya Insurance"), for the purpose of amending the Participation Agreement dated April 17, 1996 by and among Trust I, MFS, and Voya Retirement (the “Agreement”), as amended, to add Voya Insurance as a party thereto as of the date hereof.

By executing this Joinder, Voya Insurance hereby agrees to be bound by all of the terms, provisions, covenants and obligations of Voya Retirement set forth in the Agreement, and hereby makes the representations and warranties of Voya Retirement set forth therein as of the date hereof.

Except as expressly amended hereby, the Agreement shall continue in full force and effect and unamended.

This Joinder shall remain effective until September 30, 2015 or such earlier time as the Agreement may be amended and restated. In the event the Agreement is not so amended and restated, this Joinder shall terminate and Voya Insurance shall cease to be a party to the Agreement on September 30, 2015. All obligations and liabilities incurred by Voya Insurance under the Agreement shall survive such termination until fully performed or discharged.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Joinder as of March 28, 2015.

VOYA INSURANCE AND                            MFS VARIABLE INSURANCE TRUST,

ANNUITY COMPANY                                  on behalf of the Portfolios

By its authorized officer                                              By its authorized officer and not individually,

/s/ Carolyn M. Johnson                                    /s/ Ethan D. Corey

Name: Carolyn Johnson                                  Ethan D. Corey

Title:  Sr. Vice President                                  Assistant Secretary

MASSACHUSETTS FINANCIAL

SERVICES COMPANY

By its authorized officer,

/s/ James Jessee

James Jessee

Executive Vice President

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